Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-143922) of our report dated March 31, 2010 with respect to the financial statements of Lapolla Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

HEIN & ASSOCIATES LLP

/s/ Hein & Associates LLP

Houston, Texas
March 31, 2010